                           COLLABORATIVE RESEARCH AGREEMENT

    This agreement is effective as of the first day of August, 1992 (the "Effective Date"), by and between Apollon, Inc., a corporation having its principal place of business at 200 Great Valley Parkway, Malvern, Pennsylvania 19355 (hereinafter called "APOLLON") and The General Hospital Corporation, doing business as Massachusetts General Hospital, having its principal place of business at Fruit Street, Boston, Massachusetts 02114 (hereinafter called "GENERAL").

    WHEREAS, Jack R. Wands, M.D. ("Dr. Wands") of the Molecular Hepatology Laboratory in the Gastrointestinal Unit in the Department of Medicine at GENERAL, funded in part by the Department of Health and Human Services, has discovered certain Hepatitis B Virus (HBV) and Hepatitis C Virus (HCV) molecular structures which will interact with antisense oligonucleotides and ribozyme constructs to terminate HBV and HCV viral infection in the liver and which may be useful for diagnostic and therapeutic purposes ("TECHNOLOGY"); and

    WHEREAS, APOLLON desires Dr. Wands to perform research and evaluation herein described upon the terms provided;

    NOW, THEREFORE, the parties hereto agree as follows:

                                   1.  DEFINITIONS

    As used herein, the following terms shall have the following meanings.

    1.1 The term "Agreement Year" shall mean the twelve (12) month period beginning on the Effective Date and each succeeding twelve (12) month period thereafter for the term of the Agreement.

    1.2 The term "Collaborative Research Project" shall mean scientific research pertaining to the TECHNOLOGY funded in whole or in part by APOLLON and performed by an Investigator pursuant to the Research Plan attached as Appendix A.

    1.3 The term "General Material" shall mean any material or substance which has biological activity (i) which relates to the Collaborative Research Project and is in the possession of the Principal Investigator on the Effective Date or
(ii) which is discovered, first produced or derived by an Investigator in the performance of the Collaborative Research Project.

    1.4 The term "Invention" shall mean any new and useful process, manufacture or composition of matter:

         (a) described in U.S. Patent Application Serial No. 07/511,428 filed 4/20/92 or its CIP application 07/846,328 filed

3/5/92, or its International Application No. PCT/US91/02793 filed on 4/22/91, or any divisional, continuation or any continuation-in-part of such application; or

    (b) which any Investigator, solely or jointly, conceives and reduces to practice in the performance of the Collaborative Research Project.

    1.5 The term "Investigators" shall mean the Principal Investigator together with other General Professional staff members, students, research fellows and employees who perform the Collaborative Research Project under his direction.

    1.6 The term "Patent Rights" shall mean any United States patent application, including any division, continuation, or continuation-in-part thereof and any foreign patent application or equivalent corresponding thereto and any Letters Patent or the equivalent thereof issuing thereon or reissue or extension thereof, which claims one or more Inventions.

    1.7  The term "Principal Investigator" shall mean Dr. Jack Wands.

    1.8 The term "Product" shall mean any articles, composition, apparatus, substance, chemical, material, method or service (a) whose manufacture, use, or sale infringes one or more claims of any Patent Right, or (b) which, in the absence of any Patent Right which would be infringed by such manufacture, use or sale, (i) incorporates any General Material, or (ii) whose discovery, development, manufacture or use employs any General Material, Research Information, or unpatented Invention.

    1.9 The term "Research Information" shall mean any research data, formulas, process information or other information pertaining to the Collaborative Research Project known to Principal Investigator on the Effective Date and was produced in his laboratory or thereafter produced by an Investigator in the performance of the Collaborative Research Project.

    1.10 The term "Research Plan" shall mean the written description of the research for each one year period of the Collaborative Research Project which, for the period of August 1, 1992 to July 31, 1993, is entitled "The Development of Nucleic Acid Based Agents for Diagnostics Use and Therapeutic Use in the Treatment of Viral Infections of the Liver" (hereinafter referred to as the "Research Plan for the First Amendment Year") and attached hereto and incorporated herein as Appendix A on the Effective Date, or is thereafter appended hereto as Appendix A and incorporated herein pursuant to paragraph 2.2.

                 2.  GENERAL'S RESEARCH AND APOLLON'S SUPPORT THEREOF

    2.1 Beginning on the Effective Date and for the next three (3) years thereafter, unless sooner terminated, the Principal Investigator and Investigators shall carry out and perform the obligations related to the Collaborative Research Project in accordance with the Research Plan attached hereto as Appendix A.

    2.2 On or before May 1, 1993, and May 1, 1994, the Principal Investigator shall be required to submit a proposed Research Plan for APOLLON's approval for the second and third Agreement Years, respectively. If APOLLON and the GENERAL are not able to agree upon the Research Plan, either party shall have the right to terminate this Agreement in writing, and APOLLON and GENERAL will have no further obligations to support or perform the Collaborative Research Project.

    2.3 Principal Investigator shall upon each anniversary of the Effective Date, prepare and provide a written report which presents a brief summary of the research conducted and the Research Information obtained during the preceding twelve (12) months of the Collaborative Research Project. In the event of termination of this Agreement, APOLLON shall receive from Principal Investigator a complete detailed report of the work carried out and funded by this Agreement. Further, Principal Investigator agrees to be available at times mutually agreed upon for the purpose of discussing the progress of the Collaborative Research Project. Reports hereunder shall be sent to:

              Vincent R. Zurawski, Jr., Ph.D
              President and Chief Executive Officer
              APOLLON, Inc.
              200 Great Valley Parkway
              Malvern, Pennsylvania 19355

    APOLLON shall have the right to use such Research Information to the extent such use does not infringe any GENERAL patent not expressly licensed to APOLLON herein.

    2.4 GENERAL and Principal Investigator agree that, during the period the Collaborative Research Project is being conducted pursuant to this Agreement, they will not, without APOLLON's prior written consent, enter into any agreement with a third party, except the United States government, to provide material or financial support for the Collaborative Research Project that would result in such third party acquiring ownership or license rights to any Patent Right.

    2.5 In consideration of Principal Investigator's conducting the Collaborative Research Project, APOLLON agrees to provide GENERAL with a grant of Four Hundred Sixty Thousand Dollars ($460,000) which includes full direct and full indirect costs of the Collaborative Research Project as shown in the Budget attached hereto, to be paid as follows:

    For the first Agreement Year, equal quarterly payments of twenty-three thousand dollars ($23,000) each shall be paid within thirty (30) days of the Effective Date and thereafter, on November 1, 1992, February 1, 1993, and May 1, 1993; and

    For the second and third Agreement Years, equal quarterly payments of forty-six thousand dollars ($46,000) each shall be payable on August 1, 1993, November 1, 1993, February 1, 1994, May 1, 1994, August 1, 1994, November 1, 1994, February 1, 1995, and May 1, 1995.

    APOLLON's failure to make payment within sixty (60) days of the due date shall constitute an immediate material breach of this agreement. In the event of such breach, in addition to its other remedies, GENERAL may terminate APOLLON's option to acquire license rights in paragraph 6.1(d) and require that any GENERAL-owned intellectual property rights licensed to APOLLON be returned to the GENERAL.

    Payment shall be made to "The General Hospital Corporation" and shall be sent, along with a letter indicating the name of the Principal Investigator and the specific Collaborative Research Project for which the funds are intended, to:

         Director, Office of Technology Affairs
         Massachusetts General Hospital
         Thirteenth Street, Building 149, Suite 1101
         Charlestown, MA 02129

                               3.  TERM AND TERMINATION

    3.1 This Agreement shall be effective as of the Effective Date and shall, along with the research hereunder, terminate three (3) years thereafter, unless extended by mutual written agreement, or unless terminated earlier. The obligations and rights of the parties under paragraphs 2.3, 4, 5, 6, 7 and 8.1 shall survive the termination of this Agreement, except as otherwise provided in paragraph 2.5.

    3.2 If either party shall fail to faithfully perform any of its obligations under this Agreement, the non-defaulting party may give written notice of the default to the defaulting party. Unless such default is corrected within sixty (60) days after such notice, the notifying party may terminate this Agreement upon sixty (60) days prior written notice.

    3.3 During each Agreement Year if it is determined that Principal Investigator has not made sufficient progress in the Collaborative Research Project, then APOLLON shall have the right to terminate this Agreement by giving notice thereof in writing to the GENERAL and Principal Investigator at least six
(6) months prior to commencement of the following Agreement Year. Upon the giving of such notice, this Agreement shall terminate as of the last day of the Agreement Year during which such notice was given provided, however, that nothing in this paragraph 3.3 shall be construed to releases APOLLON from its obligation to fund the full Agreement Year of the Collaborative Research Project in accordance with paragraph 2.5. APOLLON shall be the sole judge of whether sufficient progress has been made in the Collaborative Research Project. Upon APOLLON's written request and within thirty (30) days following the date of termination, the Principal Investigator shall disclose to APOLLON all research information funded by this Agreement which shall be in his possession at such date of effective termination.

                                 4.  CONFIDENTIALITY

    4.1 GENERAL cannot assure confidential treatment of any APOLLON proprietary information that might be disclosed to GENERAL or any GENERAL personnel. In the event that APOLLON wishes to disclose to any GENERAL personnel any information which relates to the Collaborative Research Project that APOLLON considers confidential, APOLLON may enter into a separate Confidentiality Agreement with such GENERAL personnel. Such Confidentiality Agreement must be approved as to form by the Director, Office of Technology Affairs, GENERAL and shall provide a means for clearly identifying the information APOLLON considers to be proprietary and not abridge the traditional rights of GENERAL or GENERAL personnel to publish and communicate with academic colleagues regarding the results of research conducted at GENERAL.

                                   5.  PUBLICATION

    5.1 Principal Investigator shall have the right to present or publish the results of the research done at GENERAL and shall provide an early draft of any such presentation or manuscript for review by APOLLON at least thirty (30) days prior to its presentation or submission for publication. AT the end of such thirty (30) days, Principal Investigator shall have the right, in his/her discretion, to make such presentation or to submit such manuscript for publication.

                                    6.  INVENTIONS

    6.1 (a) Investigators shall promptly report any Invention to GENERAL and shall assign all of his or her rights, title and interest in the Invention to GENERAL. GENERAL shall promptly advise APOLLON in writing of each Invention disclosed to GENERAL and shall discuss with APOLLON whether a patent application or applications pertaining to such Invention shall be filed and in which countries. If both parties mutually agree that Patent Rights should be filed, applications assigned solely to GENERAL shall be filed by GENERAL, and in the event of joint inventorship between APOLLON personnel and GENERAL personnel, applications assigned jointly to GENERAL and APOLLON shall be filed as mutually agreed upon by the parties. In the event APOLLON is not interested in having Patent Rights filed with respect to a particular Invention, APOLLON shall advise GENERAL of such fact within ninety (90) days from the date of which the Invention was disclosed to APOLLON by GENERAL and GENERAL shall be free to file and prosecute Patent Rights on such Invention at its own expense and to license such Patent Rights to any other party.

    (b) All patent costs pertaining to any Patent Rights filed by mutual agreement of APOLLON and GENERAL, including preparation, filing, prosecution, issuance and maintenance costs, shall be borne by APOLLON. In the event APOLLON and GENERAL enter into a license agreement relating to such Patent Rights, fifty percent (50%) of such patent costs pertaining to the Patent Rights shall be credited against royalties payable to GENERAL by APOLLON under such license agreement, provided that no single royalty payment maybe reduced by more than fifty percent (50%).

    (c) All information given to APOLLON by GENERAL in accordance with this paragraph 6 will be held in confidence by APOLLON so long as such information remains unpublished or publicly undisclosed by GENERAL, and this description of a joint invention and other information pertaining to the filing or prosecution of such joint invention given by APOLLON to GENERAL, by written disclosure to GENERAL's Office of Technology Affairs ("OTA") in accordance with this paragraph 6, will be held in confidence by OTA so long as such information remains unpublished or publicly undisclosed by APOLLON; provided that the filing of a patent application describing and claiming such a joint invention shall not constitute a violation of the foregoing obligations of confidentiality. The foregoing obligations of confidentiality shall not apply to information which
(i) is or becomes known publicly through no fault of the receiving party hereunder; (ii) is learned by the receiving party from a third party entitled to disclose it; (iii) was already known to the receiving party at the time of disclosure as shown by prior written records, or (iv) is developed by or on behalf of the receiving party independently of the information obtained from the disclosing party hereunder.

    (d) As to any Patent Rights assigned in whole or in part to GENERAL and filed by mutual agreement of the parties, to the extent not prohibited by the United States Government, APOLLON shall have for the twelve (12) months next following the filing of such Patent Rights in the United States Patent and Trademark Office the first option to obtain a world-wide, royalty bearing, exclusive license under GENERAL's rights in Patent Rights to make, use and sell Products with the right to sublicense provided, however, that in the event an Investigator is a joint inventor of a Patent Right with one or more persons not an Investigator (hereinafter "Other Inventor") whose inventive efforts are supported by one or more third parties, other than the United States government, who have license or ownership right to said Other Inventor's rights to such Patent right, GENERAL hereby grants to APOLLON (1) an exclusive right to GENERAL's right in such Patent Right when such Other Inventors are not subject to GENERAL's participation Agreement but one or more third party sponsors of research at GENERAL other than the United States government have by agreement with GENERAL license or ownership rights to inventions made by said Other Inventor. The option is to be exercised by written notice to GENERAL during said twelve (12) month period and the negotiation in good faith of a license agreement containing license terms standard for agreements between universities and industry including without limitation clauses providing for payment of reasonable royalties to GENERAL, objective, time-limited due diligence provisions for the development, commercialization and marketing of a product embodying the Invention and product liability indemnification and insurance requirements which are acceptable to GENERAL's liability insurance carrier. In the absence of such notice by APOLLON and agreement on license terms, GENERAL may grant a license to such Patent Rights to any other party provided that the aforesaid negotiations have been conducted in good faith by both parties.

    (e) In the event APOLLON intends to make, use or sell a Product (i) which would not infringe one or more claims of any Patent Right and (ii) the discovery development, manufacture or use of which employs any General Material, Research Information or unpatented Inventions, APOLLON agrees to give GENERAL written notice prior to the first commercial sale of any said Product and GENERAL and APOLLON shall thereupon negotiate in good faith an agreement containing terms standard for such agreements between universities and industry including without limitation clauses providing for payment of reasonable royalties to GENERAL, objective, time-limited due diligence provisions for the development, commercialization and marketing of a product embodying the Invention and product liability indemnification and insurance requirements which are acceptable to GENERAL's liability insurance carrier.

                                    7.  LIABILITY

    7.1 GENERAL and APOLLON shall each be responsible and shall hold the other harmless for any injury to persons or damage to property to the extent that such injury or damage is caused by the negligence or willful misconduct of their employees or staff carrying out the Collaborative Research Project; provided, however, that APOLLON will defend, indemnify and hold harmless GENERAL and its trustees, employees and staff against any and all actions, suits claims, demands and prosecutions that may be brought or instituted against GENERAL and/or its trustees, employees and staff based on or arising out of the manufacture, use, sale or other distribution of any product by APOLLON, its affiliates or licensees excepting any such action, suit, claim, demand or prosecution which is based solely on the negligence or willful misconduct of GENERAL and/or its trustees, employees or staff in the use of such product.

                                  8.  MISCELLANEOUS

    8.1 Each party agrees that it will not use the name or logo of the other party or of any employees or staff member of the other party in any advertising, promotional material or publicity without the prior written approval of the party or person whose name or logo is to be use.

    8.2 This Agreement shall be governed by the substantive laws of the Commonwealth of Massachusetts regardless of the choice of law rules of any jurisdiction.

    8.3 GENERAL and APOLLON shall each act as an independent contractor and shall not be construed to any purposes as the agent, employee, servant or representative of the other party. Accordingly, an employee of one party shall not be considered to be an employee of the other party, and neither party shall enter into any contract or agreement with a third party which purports to obligate or bind the other party.

    8.4 This Agreement shall not be assignable by any party hereto without the prior written consent of the other parties, which consent shall not be unreasonably withheld; provided, however, that such consent shall not be required in the event of the transfer by APOLLON of all or substantially all of the business to which it pertains in which event the transferee shall assume and be bound by the provisions of this Agreement.

    8.5 The terms of this Agreement can be modified only by a writing which is signed by the parties.

    IN WITNESS THEREOF, GENERAL AND APOLLON have caused this instrument to be executed.

APOLLON, INC.                     THE GENERAL HOSPITAL CORPORATION
                                  (Federal Tax ID No. 04 2697 983)

By:/s/ Vincent R. Zurawski, Jr.   By:/s/ Marvin C. Guthrie
   ____________________________      _____________________

NAME: Vincent R. Zurawksi, Jr.    NAME: Marvin C. Guthrie

TITLE: President and CEO          TITLE: Director, Office of
                                         Technology Affairs

DATE: 15 Aug. 92                  DATE: 7/31/92
     ___________________________        ___________________

I have read paragraphs 2.1, 2.2, 2.3, and 5 of the foregoing Agreement and agree to comply therewith.


                             /s/ Jack R. Wands
                             _________________
                             Jack R. Wands, M.D.

                             DATE: 7/31/92
                                   ___________

                  AMENDMENT NO.1 TO COLLABORATIVE RESEARCH AGREEMENT

                                       BETWEEN
                                    APOLLON, INC.
                                         AND
                           THE GENERAL HOSPITAL CORPORATION

    This Amendment No.1 to Collaborative Research Agreement (this "Amendment") is dated as of November 15th, 1995 between Apollon, Inc. ("APOLLON") and the General Hospital Corporation ("GENERAL").

    APOLLON and GENERAL are parties to a Collaborative Research Agreement dated as of August 1, 1992 (the "Research Agreement"), pursuant to which GENERAL agreed to conduct certain scientific research in consideration of the payment of certain fees by APOLLON. Capitalized terms used in this Amendment shall have the meanings ascribed to them in the Research Agreement unless specifically defined herein. GENERAL and APOLLON now wish to amend certain provisions of the Research Agreement, and in consideration of the promises and agreements set forth herein, and for other good and valuable consideration, GENERAL and APOLLON hereby agree as follows:

1. The first recital paragraph is hereby amended by deleting the word "("TECHNOLOGY")" from the last line thereof and inserting the following words in lieu thereof:

         ", including DNA-based vaccines."

2. Paragraph 1.2 of the Research Agreement is hereby deleted and replaced in its entirety with the following paragraph:

         "1.2 The term "Collaborative Research Project" shall mean scientific research pertaining to (i) DNA-based genetic vaccination against viral hepatitis targets, including HBV and HCV, and enabling technologies and
    (ii) antisense applications directed against viral hepatitis targets, which is funded in whole or in part by APOLLON and performed by an Investigator pursuant to a Research Plan now or hereafter attached to this Agreement as a part of Appendix A."

3. Paragraph 1.10 of the Research Agreement is hereby deleted and replaced in its entirety with the following paragraph:

         "1.10 The term "Research Plan" shall mean the written description of the research for each Agreement Year during the Collaborative Research Project which, for the period of August 1, 1995 to July 31, 1996, is attached hereto as Appendix A, as Appendix A may be supplemental for each subsequent Agreement Year."

4. Paragraph 2.1 of the Research Agreement is hereby deleted and replaced in its entirety with the following paragraph:

         "2.1 Beginning on the Effective Date and so long as this Agreement remains in effect, the Principal Investigator and Investigators shall carry out and perform the obligations related to the Collaborative Research Project in accordance with the Research Plan applicable to each Agreement Year."

5. Paragraph 2.2 of the Research Agreement Project is hereby deleted and replaced in its entirety with the following paragraph:

         "2.2 On or before May 1, 1996 (and on or before May 1 of each subsequent year that this Agreement remains in effect), the Principal Investigator shall submit to APOLLON and GENERAL a proposed Research Plan and budget for the succeeding Agreement Year. If such Research Plan and budget are acceptable to APOLLON and GENERAL, APOLLON and GENERAL will execute an extension to the Research Agreement and such Research Plan will be attached as a supplement to Appendix A to the Research Agreement. In the event GENERAL and APOLLON fail to agree to an extension by June 1, of any year, the Research Agreement will terminate on July 31 of that year, and APOLLON and GENERAL will have no further obligations to support or perform the Collaborative Research Project."

6. The first paragraph of paragraph 2.5 of the Research Agreement is hereby deleted and replaced in its entirety with the following paragraph:

         "2.5 In consideration of Principal Investigator's conducting the Collaborative Research Project for the Agreement Year beginning August 1, 1995, APOLLON agrees to provide GENERAL with a grant of One Hundred and Eighty Four Thousand Dollars ($184,000), which includes all direct and indirect costs for such year, such amount to be paid in equal quarterly installments of Forty-Six Thousand Dollars ($46,000) on August 1, 1995, November 1, 1995, February 1, 1996 and May 1, 1996. For Agreement Years beginning on August 1, 1996 or later, the amount of the grant and the payment schedule will be as set forth in the budget approved by APOLLON and GENERAL for such year pursuant to paragraph 2.2 hereof."

7. Paragraph 3.1 of the Research Agreement is hereby deleted and replaced in its entirety with the following paragraph:

         "3.1 This Agreement shall be effective as of the Effective Date and shall, along with the research hereunder, terminate on July 31, 1996 unless extended pursuant to paragraph 2.2 or unless terminated earlier. The obligations and rights of the parties under paragraphs 2.3, 4,5,6,7 and

    8.1 shall survive the termination of this Agreement, except as otherwise provided in paragraph 2.5.

8. Paragraph 6.1 (e) of the Research Agreement is hereby amended by inserting the words", and taking into consideration the relative contributions of GENERAL and APOLLON," after the words "universities and industry" on the ninth line of such paragraph.

9. This parties agree that any transfer of biological materials from one party to the other made in connection with the Research Agreement will be subject to the Proprietary Materials Transfer Agreement between GENERAL and APOLLON dated concurrently with this Amendment.

10. Except as expressly modified hereby, the Research Agreement remains in full force and effect and shall govern and apply to all research contemplated by this Amendment.

    IN WITNESS THEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized representatives effective as of the date first written above.

THE GENERAL HOSPITAL CORPORATION       APOLLON, INC.
(Federal Tax ID No. 042 697 983)

By:/s/ Marvin C. Guthrie               By:/s/ Vincent R. Zurawksi
   -------------------------------        ----------------------------------
    Marvin C. Guthrie, Director             Name:  Vincent R. Zurawski
    Office of Technology Affairs            Title: President & CEO

                  AMENDMENT NO.2 TO COLLABORATIVE RESEARCH AGREEMENT
                                       BETWEEN
                                    APOLLON, INC.
                                         AND
                           THE GENERAL HOSPITAL CORPORATION


    This Amendment No. 2 to the Collaborative Research Agreement (this "Amendment") is dated and effective as of July 31, 1996 between Apollon, Inc. ("APOLLON") and The General Hospital Corporation ("GENERAL").

    APOLLON and GENERAL are parties to a Collaborative Research Agreement dated as of August 1, 1992, as amended on November 15, 1995 ("the Research Agreement"), pursuant to which GENERAL agreed to conduct certain scientific research in consideration of the payment of certain fees by APOLLON. Capitalized terms used in this Amendment shall have the meanings ascribed to them in the Research Agreement unless specifically defined herein. GENERAL and APOLLON now wish to amend certain provisions of the Research Agreement, and in consideration of the promises and agreements set forth herein, and for other good and valuable consideration, GENERAL and APOLLON hereby agree as follows:

1. In accordance with paragraph 2.2 of the Research Agreement, the Collaborative Research Project is hereby extended for one year, commencing on August 1, 1996, to carry out research pursuant to the Research Plan that is attached hereto, and is attached as Supplement A-1 to Appendix A of the Research Agreement.

2. Pursuant to paragraph 2.5 of the Research Agreement, the grant and payment schedule to support the extension described in paragraph 1 above shall be as follows:

         APOLLON agrees to provide GENERAL with a grant of One Hundred and Eighty Six Thousand Dollars ($186,000), which includes all direct and indirect costs for such year, such amount to be paid in equal quarterly installments of Forty-Six Thousand Five Hundred Dollars ($46,500) on August 1, 1996, November 1, 1996, February 1, 1997 and May 1, 1997.

3. Paragraph 3.1 of the Research Agreement is hereby deleted and replaced in its entirety with the following paragraph:

         "3.1 This Agreement shall be effective as of the Effective Date and shall, along with the research hereunder, terminate on July 31, 1997, unless extended pursuant to paragraph 2.2 or unless terminated earlier. The obligations and rights of the parties under paragraphs 2.3, 4, 5, 6, 7 and 8.1. shall survive the termination of this Agreement, except as otherwise provided in paragraph 2.5."

4. Except as expressly modified hereby, the Research Agreement, as amended, remains in full force and effect and shall govern and apply to all research contemplated by this Agreement.

    IN WITNESS THEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized representative effective as of July 31, 1996.


THE GENERAL HOSPITAL              APOLLON, INC
CORPORATION
(Federal Tax ID No. 042 697 983)

By:/s/ Nikki J. Zarol                  By:/s/ Richard B. Ciccarelli
   _____________________________          ___________________________

Name: Nikki J. Zarol                   Name: Richard B. Ciccarelli
     ___________________________            _________________________

Title: Managing Director, Office       Title: _______________________
       of Technology Affairs
      __________________________

Date: 11/6/96                          Date: 11-15-96
     ___________________________            _________________________